Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations
John Eldridge
(206) 272-6571
j.eldridge@f5.com

Public Relations
Alane Moran
(206) 272-6850
a.moran@f5.com

F5 Networks Announces Fiscal Second Quarter Results
Record quarterly revenue drives improving profitability

SEATTLE, WA—April 21, 2004—F5 Networks today announced net income of $6.0 million ($0.16 per diluted share) on record revenue of $40.6 million for the second quarter of fiscal 2004, up from $3.8 million ($0.11 per diluted share) on revenue of $36.1 million in the first quarter. In the second quarter of fiscal 2003 the company reported net income of $0.8 million ($0.03 per diluted share) on revenue of $28.0 million.

F5 president and chief executive officer John McAdam said the company’s revenue growth was driven by strong international sales, which accounted for 45 percent of total revenue. “With the Japanese fiscal year ending in March, the second quarter is typically our strongest in Japan and this quarter was no exception.”

In terms of mix, McAdam said both product and service revenue grew sequentially and were up sharply from the second quarter a year ago. “Product revenue, which increased 46 percent year over year, reflects growing demand for our core traffic management products and our FirePass SSL VPN appliances, which accounted for 9 percent of product revenue. In addition, we continue to see improving earnings leverage in our business model, with our operating margin at 14 percent, up from 11 percent in the prior quarter. Service revenue, which grew 42 percent year over year, points to our increasing penetration of the enterprise market and the high rate of service contract renewal in our installed base.”

As the company has expanded its share of the enterprise market, McAdam said customers have increasingly recognized the central importance of application traffic management in ensuring the delivery of mission-critical applications to any point in their networks and improving application performance. “A growing number of enterprise customers also see BIG-IP and its position in the network as an ideal platform for additional functionality. As a result, I’m very excited about the upcoming release of our next-generation application traffic management products, which will add new functionality to BIG-IP and deliver major performance improvements in Layer 4/7 processing and SSL acceleration.”

To ensure a solid financial foundation for its product and business development programs, McAdam said the company continued to strengthen its balance sheet during the quarter. Days sales outstanding (DSO) fell to 42 days, contributing to positive cash flow of $10.2 million from operations. At March 31, 2004, the company had $227 million in cash, cash equivalents, and investments.

For the third quarter of fiscal 2004, McAdam said management believes the company will continue to grow sequentially and has set a target range of $42 million to $44 million in revenue with net income of $0.18 to $0.20 per share.

About F5 Networks

F5 Networks keeps IP-based traffic flowing and business information always available to any user from any device, anywhere in the world. Our products ensure secure and reliable access to servers and the applications that run on them. F5 also provides tools to automate communications between applications and the network, eliminating tedious, manual processes.

As the pioneers of intelligent load balancing, F5’s continued innovations help businesses optimize and protect their IT investments. Our mission is to ensure the availability, scalability, performance, and security of IT resources that enterprises require to successfully do business. The company is headquartered in Seattle, Washington with offices worldwide. For more information go to www.f5.com.

Forward Looking Statements

Statements in this press release concerning the upcoming release of our next generation products and the functionality and performance improvements of those products, continued sequential growth, target revenue and net income and other statements that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of F5, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the timely development, introduction and acceptance of additional new products and features by F5 or its competitors; competitive pricing pressures; increased sales discounts; F5’s ability to sustain or develop distribution relationships; F5’s ability to attract, train and retain qualified product development, marketing, sales, professional services and customer support personnel; F5’s ability to expand in the international markets and the unpredictability of F5’s sales cycle. F5 has no duty to update any guidance provided. More information about potential risk factors that could affect F5’s business and financial results is included in F5’s annual report on Form 10-K for the fiscal year ended September 30, 2003, and other public filings with the Securities and Exchange Commission.

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F5 Networks, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	September 30,
	2004	2003
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$22,162	$10,351
Short-term investments	108,656	34,527
Accounts receivable, net of allowances of $3,736 and $3,049	19,158	19,325
Inventories	1,905	762
Other current assets	5,275	4,779

Total current assets	157,156	69,744

Restricted cash	6,183	6,000
Property and equipment, net	10,272	10,079
Long-term investments	96,450	34,132
Goodwill	24,188	24,188
Other assets, net	3,727	4,030

Total assets	$297,976	$148,173

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$5,397	$3,714
Accrued liabilities	13,678	13,148
Deferred revenue	24,502	19,147

Total current liabilities	43,577	36,009

Other long-term liabilities	1,744	1,584
Deferred tax liability	454	151

Total long-term liabilities	2,198	1,735

Commitments and contingencies
Shareholders’ equity
Preferred stock, no par value; 10,000 shares authorized, no shares outstanding	—	—
Common stock, no par value; 100,000 shares authorized 34,168 and 27,403 shares issued and outstanding	273,263	141,709
Unearned compensation	—	(10)
Accumulated other comprehensive income	647	195
Accumulated deficit	(21,709)	(31,465)

Total shareholders’ equity	252,201	110,429

Total liabilities and shareholders’ equity	$297,976	$148,173

F5 Networks, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three months ended		Six months ended
	March 31,		March 31,
	2004	2003	2004	2003
Net revenues
Products	$29,720	$20,338	$56,096	$39,839
Services	10,927	7,679	20,632	15,234

Total net revenues	40,647	28,017	76,728	55,073

Cost of net revenues:
Products	6,799	4,203	12,648	8,260
Services	2,626	2,275	5,088	4,436

Total cost of net revenues	9,425	6,478	17,736	12,696

Gross profit	31,222	21,539	58,992	42,377

Operating expenses
Sales and marketing	15,920	13,061	30,874	25,820
Research and development	5,900	4,886	11,344	9,281
General and administrative	3,855	2,900	7,202	6,250
Amortization of unearned compensation	—	5	10	71

Total operating expenses	25,675	20,852	49,430	41,422

Income from operations	5,547	687	9,562	955
Other income, net	808	312	992	774

Income before income taxes	6,355	999	10,554	1,729
Provision for income taxes	400	184	798	394

Net income	$5,955	$815	$9,756	$1,335

Net income per share – basic	$0.18	$0.03	$0.31	$0.05

Weighted average shares – basic	33,768	26,164	31,953	26,022

Net income per share – diluted	$0.16	$0.03	$0.28	$0.05

Weighted average shares – diluted	36,946	27,494	35,074	27,230